Exhibit 10.3

NON-STATUTORY STOCK OPTION AGREEMENT
FOR EMPLOYEE

CONSOLIDATED GRAPHICS, INC.
2012 LONG TERM INCENTIVE PLAN

Optionee:

1.                                      Grant of Stock Option.  As of the Grant Date (identified in Section 19 below), Consolidated Graphics, Inc. (the “Company”) hereby grants a Non-statutory Stock Option (the “Option”) to the Optionee (identified above), an Employee of the Company, to purchase the number of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), identified in Section 19 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Consolidated Graphics, Inc. 2012 Long Term Incentive Plan, as same may be amended from time to time (the “Plan”).  The Plan is hereby incorporated herein in its entirety by reference.  The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable.  The Option is not an “incentive stock option” as defined in Section 422 of the U.S. Internal Revenue Code (“Code”).

2.                                      Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 19 sets forth meanings for certain of the capitalized terms used in this Agreement.

3.                                      Option Term.  The Option shall commence on the Grant Date (identified in Section 19 below) and terminate on the tenth (10th) anniversary of the Grant Date as specified in Section 19.  The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.

4.                                      Option Price.  The Option Price per Share is identified in Section 19.

5.                                      Vesting.  The total number of Shares subject to this Option shall vest in accordance with the Vesting Schedule (described in Section 19).  The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period; provided, however, the Option may only be exercisable to acquire whole Shares.  The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

6.                                      Method of Exercise.

(i)                                     Stock Option Exercise.  To exercise this Option, Optionee (or in the case of exercise after Optionee’s death or incapacity, Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise notice in the form provided by the Company, which shall set forth, inter alia, (a) Optionee’s election to exercise the Option, (b) the number of Shares being purchased, and (c)

any restrictions imposed on the Shares.  If someone other than Optionee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.  The Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day that immediately precedes the proposed exercise date.

(ii)                                  Limitations on Exercise.  The Option may not be exercised unless such exercise is in compliance with all applicable federal, state and foreign securities laws, as in effect on the date of exercise.  The Option may not be exercised for fewer than one Share or for a fractional Share.

7.                                      Method of Payment.  Subject to applicable provisions of the Plan, the Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired, unrestricted Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price; (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates or other evidence of ownership for the number of Shares purchased under the Option.

Payment of the Option Price by a Optionee who is an officer, director or other “insider” subject to Section 16(b) of the 1934 Act in the form of a stock for stock exercise is subject to pre-approval by the Committee, in its discretion, in a manner that complies with the specificity requirements of SEC Rule 16b-3.  Notwithstanding the foregoing, if there is a stated par value of the Shares and applicable law so requires, then the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents.

8.                                      Restrictions on Exercise.  The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock may be listed.  In addition, Optionee understands and agrees that the Option cannot be exercised if the Company determines that such exercise, at the time of such exercise, will be in violation of the Company’s insider trading policy.

9.                                      Termination of Employment.  Voluntary or involuntary termination of the Optionee’s employment with the Company and all of its Subsidiaries (“Employment”) shall affect Optionee’s rights under the Option as follows:

(i)                                     Other than due to Death.  If Optionee’s Employment is terminated for any reason other than due to his death pursuant to Section 9(ii) below, then (a) the non-vested portion of the Option shall immediately expire on the termination of Employment date and (b) the vested portion of the Option shall expire to the extent not exercised within 90 days from the date of such termination of Employment.  In no event may the Option be exercised after the earlier of (A) the expiration of the Option Period or (B) 90 days from the date of such termination even if Optionee becomes deceased during such period.

(ii)                                  Death.  If Optionee’s Employment is terminated due to his death, then (a) the non-vested portion of the Option shall immediately expire on the termination of Employment date and (b) the vested portion of the Option shall expire on the one (1) year anniversary date of the termination date (to the extent not previously exercised by Optionee) or, in the case of death, by the person or persons to whom Optionee’s rights under the Option have passed by will or by the laws of descent and distribution.  In no event may the Option be exercised by anyone on or after the earlier of (A) the expiration of the Option Period or (B) one (1) year after the date of termination due to Optionee’s death.

10.                               Independent Legal and Tax Advice.  Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

11.                               Reorganization of Company.  The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.                               Adjustment of Shares.  In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan.

13.                               No Rights in Shares.  Optionee shall have no rights as a shareholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

14.                               Investment Representation.  Optionee will enter into such written representations, warranties and agreements as Company may reasonably request, and provide any information requested by the Company, in order to comply with any federal or state securities law.  Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion.

Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.

15.                               No Guarantee of Employment.  The Option shall not confer upon Optionee any right to any continued Employment or other relationship with the Company or any affiliate thereof.

16.                               Optionee Confidentiality Obligations.  In accepting the Option, Optionee acknowledges that Optionee is obligated under Company’s policy and applicable law to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Company and its affiliates, and that such obligations continue beyond the termination of Employment.

17.                               Withholding of Taxes.  The Company shall have the right to (i) make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state or local taxes that is required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

18.                               General.

(i)                                     Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

(ii)                                  Shares Reserved.  The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.

(iii)                               Transferability of Option.  The Option is transferable only to the extent permitted under the Plan at the time of transfer (a) by will or by the laws of descent and distribution, (b) by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code), or (c) to Optionee’s immediate family or entities established for the benefit of, or solely owned by, the Optionee’s immediate family, but only if, and to the extent, permitted under the Plan.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee or any permitted transferee thereof.

(iv)                              Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Optionee and Company.

(v)                                 No Guarantee of Tax Consequences.  The Company makes no commitment or guarantee that any tax treatment will apply or be available to Optionee or any other person.  The Optionee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

(vi)                              Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(vii)                           Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.

(viii)                        Governing Law.  The Option shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

19.                               Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

(i)                                     Optionee:

(ii)                                  Grant Date:

(iii)                               Shares:                     (          ) Shares of the Company’s Common Stock.

(iv)                              Option Price:                    ($                  ) per Share.

(v)                                 Option Period:                   through                              (until 5:00 p.m. CST).

(vi)                              Vesting Schedule:  Options for       % of the Shares covered by this Option shall vest on the first anniversary of the Grant Date, and Options for the remaining Shares shall vest on each subsequent anniversary of the Grant Date until fully vested, as follows:

Vesting Date	Options Vesting

Total

Note: In the event of a “Change in Control” of the Company (as defined in the Plan), the non-vested portion of the Option shall become immediately 100% vested as of the Change in Control date.  The Optionee must still be in Employment under the Plan on any particular vesting date in order for the non-vested Options to become vested as of such date, including a Change in Control.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

CONSOLIDATED GRAPHICS, INC.

By:

Name:

Title:

Address for Notices:

Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, TX 77057
Attn:	Chief Financial Officer

OPTIONEE

Signature

Name:

Address for Notices: